RULE 424(b)(3)

                               PARKERVISION, INC.

                       SUPPLEMENT DATED DECEMBER 14, 2000
                                       TO
                        PROSPECTUS DATED JANUARY 2, 1997

                  The following information supplements the information contained in the Prospectus dated January 2, 1997 ("Prospectus"), as supplemented on January 15, 1997, February 12, 1997, February 21, 1997, January 28, 1998, May 13, 1998, March 16, 1999, March 25, 1999 and May 17, 1999 of
ParkerVision, Inc. (the "Company") relating to the sale of an aggregate of 810,000 shares of common stock, $.01 par value ("Common Stock"), by certain persons ("Selling Stockholders"). The Underwriters' Warrants, Reg S Warrants and Consultant Options are referred to as the Warrants.

                  The following updates the table under the section "Selling Stockholders" set forth in the Prospectus found on pages 9 and 10, to account for public sales of certain of the shares of Common Stock registered under the registration statement of which the Prospectus forms a part.

                                  Number of                           After Offering
                                    Shares                      -----------------------
                                 Beneficially                     Number
                                    Owned          Number        of Shares
                                   Prior to       of Shares     Beneficially
                                  Offering(1)     to be Sold       Owned     %of Class
                                 ------------    -----------    ------------ ----------
William G. Walters                 16,500(2)        16,500           -0-         -
Elliot J. Smith                    49,599(3)        36,349          13,250       *
Cynthia Buckwalter                      523            423           100         *
Nancy J. Whitten                   52,332(4)        47,500          4,832        *
Whale Securities Co., L.P.         10,000(5)(6)     10,000           -0-         -
Jack Erlanger                     125,000(7)       125,000           -0-         -
Jack M. Ferraro                   125,000(7)       125,000           -0-         -
L. Brook Moore                      5,700(8)         5,000           700         *
Tiara Investments                  47,500(9)        47,500           -0-         *
Jewish Communal Fund                  5,781          5,781           -0-         *
Ten W                                 3,219          3,219           -0-         -
The William G. Walters
Foundation                         3,500(10)         3,500           -0-        -0-

*   Less than 1% of class.

(1)  Assumes all the Warrants included herein are exercised.

(2) Represents shares of Common Stock issuable upon exercise of outstanding Warrants. Does not include any shares of Common Stock held by Whale, a limited partnership of which Whale Securities Corp. is general partner. Mr. Walters, the Chairman and principal shareholder of Whale Securities Corp., disclaims beneficial ownership of such shares. Does not include any shares of Common Stock held by The William G. Walters Foundation, of which Mr. William Walters is the president.

(3) Represents 36,349 shares of Common Stock issuable upon exercise of outstanding Warrants, 10,000 shares of Common Stock owned directly and 3,250 shares of Common Stock held by Praefero Partners of which Mr. Smith is the general partner.

(4) Includes 47,500 shares of Common Stock issuable upon exercise of outstanding Warrants. Does not include 9,800 shares of Common Stock owned beneficially by Ms. Whitten's husband, over which shares Ms. Whitten disclaims beneficial ownership.

(5) Represents shares of Common Stock issuable upon exercise of outstanding Warrants. Does not include any shares of Common Stock held by Mr. William Walters the chairman and principal shareholder of Whale Securities Corp., the general partner of Whale,

(6) Excludes shares of Common Stock held in any customer account by, and any trading account of, Whale.

(7) Represents 125,000 shares of Common Stock issuable upon exercise of Outstanding Warrants.

(8) Includes 5,000 shares of Common Stock issuable upon exercise of outstanding Warrants.

(9) Represents shares of Common Stock issuable upon exercise of outstanding Warrants. Excludes 50,000 shares of Common Stock issuable upon immediately exerciseable options and 75,000 shares of Common Stock issuable upon exercise of options that become exerciseable in the future owned by a principal of Tiara Investments.

(10) Represents shares of Common Stock issuable upon exercise of outstanding Warrants. Does not include any shares of Common Stock held by Mr. William Walters, the president of The William G. Walters Foundation.


                                        2